Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-161599, 333-142422, 333-131219 and 333-204876 on Forms S-8 of our reports dated April 30, 2018, relating to the consolidated financial statements of Silicon Motion Technology Corporation and subsidiaries (which report expresses an unqualified opinion) and the effectiveness of Silicon Motion Technology Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 20-F of Silicon Motion Technology Corporation for the year ended December 31, 2017.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

April 30, 2018